CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chardan North China Acquisition Corporation

We hereby consent to the use in Amendment No. 7 to the Registration Statement on Form S-4 of our report dated March 30, 2007, on the financial statements of Chardan North China Acquisition Corporation as of December 31, 2006 and 2005, and for the year ended December 31, 2006, the period from March 10, 2005 (inception) to December 31, 2005, and the cumulative period from March 10, 2005 (inception) to December 31, 2006, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 7, 2007

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com